Exhibit 5.1

June 18, 2004

R.R. Donnelley & Sons Company

77 West Wacker Drive,

Chicago, Illinois, 60601

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (a) $400,000,000 aggregate principal amount of 3.75% Notes due 2009 (the “2009 Notes”) of R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding 3.75% Notes due 2009 and (b) $600,000,000 aggregate principal amount of 4.95% Notes due 2014 (together with the 2009 Notes, the “Exchange Notes”) of the Company to be issued in exchange for the Company’s outstanding 4.95% Notes due 2014, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination and subject to the foregoing, and subject also to the comments and qualifications set forth below, we advise you that, in our opinion, when the Securities and Exchange Commission (the “Commission”) declares the Company’s Registration Statement on Form S-4 relating to the Exchange Notes (the “Registration Statement”) effective and the Exchange Notes have been duly executed, delivered and authenticated in accordance with the terms of the Indenture, dated as of March 10, 2004 (the “Indenture”) between the Company and LaSalle Bank National Association, as Trustee (the “Trustee), the Exchange Notes will constitute valid and legally binding obligations of the Company subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

The foregoing opinion is given as of the date hereof and assumes that no change in applicable law will occur between the date hereof and the date of the issuance and sale of the Exchange Notes.

In rendering the foregoing opinion, we have assumed (i) that the Exchange Notes will conform to the specimen thereof examined by us, (ii) that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers and (iii) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Exchange Notes” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SULLIVAN & CROMWELL LLP